Exhibit 4.5

UNITS PURCHASE AGREEMENT

by and among

ENERGY TRANSFER PARTNERS, L.P.

AND

THE PURCHASERS NAMED HEREIN

Dated January 19, 2005

UNITS PURCHASE AGREEMENT

THIS UNITS PURCHASE AGREEMENT, dated January 19, 2005 (this “Agreement”), is made by Energy Transfer Partners, L.P., a limited partnership formed under the laws of the State of Delaware (the “Seller” or “Partnership”), on the one hand, and each of the parties that is a signatory hereto (each, a “Purchaser”, and together, the “Purchasers”), on the other hand.

WHEREAS, the Seller desires to issue and sell to the Purchasers, and each of the Purchasers desires to purchase, common units, representing limited partner interests of the Partnership (the “Partnership Common Units”).

NOW, THEREFORE, in consideration of the premises, warranties, covenants and agreements contained herein, the parties agree as follows:

1. Purchase and Sale. Subject to the terms and conditions of this Agreement, the Seller shall issue and sell to each Purchaser, and such Purchaser shall purchase from the Seller, such number of Partnership Common Units as are set forth next to such Purchaser’s name on the applicable signature page at the end of this Agreement (such Partnership Common Units, the “Purchased Units”) at a price of US$54.00, per Partnership Common Unit (the aggregate price for the Purchased Units purchased by each Purchaser, the “Purchase Price”), upon the terms set forth in this Agreement (each such transaction, a “Purchase”, and such transactions collectively, the “Purchases”). The sale of the Purchased Units contemplated hereby will be registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), unless the Company determines, in its sole discretion, that it would not be able to register the Purchased Units due to its inability to satisfy registration requirements of the Commission on a timely basis, in which case the Purchased Units will be issued pursuant to an exemption from the registration requirements of the Act.

2. Several Nature of Obligations. The obligations of the Purchasers in this Agreement are several and not joint. Breach or default by any Purchaser of any of its obligations hereunder shall not relieve any other Purchaser of any of its obligations hereunder.

3. Conditions Precedent to the Purchase.

(a) The obligations of each Purchaser to complete its Purchase are subject to the following conditions:

(i) that the Seller shall have notified such Purchaser on or prior to January 31, 2005 (the “Notice Date”) that it will enter into, contemporaneously with the Closing under this Agreement, a binding, definitive agreement with a company engaged in the transportation of natural gas relating to the acquisition of the assets of or interests in such company for a purchase price exceeding $500,000,000 (Five Hundred Million Dollars).

(ii) either (A) the Purchased Units shall have been registered under the Act (the “Registration Condition”), or (B) the Seller shall (x) deliver Purchased Units that are not registered under the Act (the “Unregistered Units”).

(ii) that the Purchased Units shall be listed and available for trading on the NYSE.

(iii) the accuracy of the representations and warranties of the Seller contained in Section 5 hereof on the date hereof, the Notice Date and the Closing Date.

(iii) the Purchasers shall have received an opinion of counsel with respect to the authority of the Seller to execute and perform this Agreement and that the Purchased Units, when issued upon payment of the Purchase Price, will be validly issued, fully paid and nonassessable (except as provided in Section 17-607 of the Delaware Revised Uniform Limited Partnership Act) and not subject to preemptive rights.

(b) The obligations of the Seller to sell the Purchased Units pursuant to this Agreement are subject to the following conditions:

(i) that the Seller will enter into, contemporaneously with the Closing under this Agreement, a binding, definitive agreement with a company engaged in the transportation of natural gas relating to the acquisition of the assets of or interests in such company for a purchase price exceeding $500,000,000 (Five Hundred Million Dollars).

(ii) the accuracy of the representations and warranties of such Purchaser contained in Section hereof on the date hereof and the Closing Date.

4. Closing and Delivery of Purchased Units.

(a) The closing of the several transactions constituting the purchase and sale of the Purchased Units (the “Closing”) shall take place at the offices of the Seller, 2838 Woodside Street, Dallas, Texas 75204, at 9:00 a.m. on the first business day following the notification or waiver of all of the conditions to the obligations of the Seller and the Purchasers specified in Section 3 hereof (the “Closing Date”); provided that the obligations of the parties hereto shall terminate if the Closing shall not have occurred prior to February 5, 2005, except for the obligation of the Seller to reimburse the fees and expenses of counsel for the Purchasers pursuant to Section 10.

(b) The Purchased Units to be sold to each Purchaser under this Agreement shall be delivered by or on behalf of the Seller to such Purchaser at the Closing in book-entry form through the facilities of The Depository Trust Company if the Registration Condition is applicable, or in the form of one or more certificates for the Unregistered Units, registered in the names requested by such Purchaser if the Registration Condition is not applicable, in each case, against payment of the Purchase Price therefor by wire transfer of United States dollars in immediately available funds to such bank account of the Seller designated by the Seller in writing no later than the Business Day immediately preceding the Closing Date. “Business Day” means any day other than (a) a Saturday, Sunday or legal holiday in New York City, or (b) a day on which the commercial banks in New York City are authorized or required by law or executive order to close.

5. Representations and Warranties of Seller. The Seller represents and warrants to each Purchaser that:

(a) The Seller is an entity duly organized and validly existing under the laws of the state of Delaware and has the requisite power and authority, and has taken all actions necessary, to execute, deliver and perform its obligations under this Agreement. This Agreement is a valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement, the compliance by the Seller with all the provisions of, and the performance by the Seller of its obligations under, this Agreement, and the consummation of the transactions contemplated in this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) the constitutive documents of the Seller, (ii) any instrument, contract or other agreement to which the Seller is a party or by which the Seller is bound or to which any of its properties or assets may be bound or subject, in each case, the breach or violation of which or default under which would be reasonably expected to have a material adverse effect on the ability of the Seller to comply with its obligations hereunder, or (iii) any law or statute or any order, rule or regulation of any court or governmental agency or body or any stock exchange authority or self-regulatory organization (each, a “Governmental Authority”), in each case having jurisdiction over the Seller or any of its subsidiaries or any of their properties; and, other than the listing of the Purchased Units and the filing of the Prospectus if the Registration Condition is applicable, and the filings required by Section 15 hereof if the Registration Condition is not applicable, no consent, approval, authorization, order, registration, clearance or qualification or notification of, with or to any Governmental Authority is required for the sale and delivery of the Purchased Units being sold by the Seller to such Purchaser under this Agreement.

(b) Such Purchaser, when such Purchased Units are delivered as provided in this Agreement, will be entitled to the rights of a unitholder of limited partner interests of the Seller conferred by the Amended and Restated Agreement of Limited Partnership as amended (the “Partnership Agreement”) and applicable law.

(c) Such Purchased Units are not subject to any conflicting sale, transfer, assignment, or any agreement (other than this Agreement) to assign, convey, or transfer, in whole or in part, any of such Purchased Units, and upon consummation of such Purchase, such Purchaser will receive valid title to such Purchased Units, free and clear of any encumbrance, liens, claims, charges, security interests, or other interests of others.

(d) There are no legal or governmental proceedings pending to which the Seller is a party or of which any property of the Seller is the subject that, if determined adversely to the Seller, would individually or in the aggregate have a material adverse effect on the Seller’s ability to perform its obligations under this Agreement, and, to the best of the Seller’s knowledge, no such proceedings are threatened or contemplated by any such Governmental Authority or threatened by others.

(e) The documents included in the Partnership Information (as defined in Section 6 below), when they were filed with the Commission, conformed in all material respects to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, and none of such documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(f) Except as disclosed in the documents filed by the Seller under the Exchange Act, since the date of the Seller’s most recent Form 8-K (to the extent it contains financial results and balance sheet information) or Form 10-Q filing with the Commission, Seller and its subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no change, event, occurrence, fact, circumstance or condition that has had or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, business, operations or affairs of Seller and its subsidiaries, taken as a whole.

(g) In the event that the Registration Condition is applicable, (i) a registration statement on Form S-3 (File No. 333-107324) with respect to the Purchased Units (A) has been prepared by the Seller in conformity with the requirements of the Act and the rules and regulations thereunder; (B) has been filed with the Commission under the the Act; and (C) has become effective under the Act, (ii) the Commission has not issued any order preventing or suspending the use of the Registration Statement or any prospectus relating thereto, and (iii) copies of such Registration Statement and each of the amendments thereto, if any, have been delivered by the Seller to the Purchasers. As used in this Agreement, “Registration Statement” means the registration statement referred to above, as amended; and “Prospectus” means the final prospectus supplement relating to the Purchased Units and the offering thereof, including the accompanying base prospectus, as first filed with the Commission pursuant to Rule 424(b) under the Act after the date and time this Agreement is executed. Reference made herein to the Prospectus shall be deemed to refer to and include any information incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the date of the Prospectus, and any reference to any amendment or supplement to the Prospectus shall be deemed to refer to and include any document filed under the Exchange Act, after the date of the Prospectus and incorporated by reference in the Prospectus. The Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(h) In the event the Registration Condition is not applicable, Seller is eligible to file the Registration Statement contemplated by Section 15 on Form S-3.

6. Representations and Warranties of the Purchasers.

(a) Each Purchaser severally represents and warrants in respect of itself to the Seller that:

(i) Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite right, power and authority, and has taken all actions necessary, to execute, deliver and perform its obligations under this Agreement. This Agreement is a legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement by such Purchaser, the compliance by such Purchaser with all of the provisions of, and the performance by such Purchaser of its obligations under, this Agreement and the consummation of the transactions contemplated in this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (A) the constitutive documents of such Purchaser, (B) any instrument, contract or other agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of its properties or assets may be bound or subject, in each case, the breach or violation of which or default under which would be reasonably expected to have a material adverse effect on the ability of such Purchaser to comply with its obligations hereunder, or (C) any law or statute or any order, rule or regulation of any Governmental Authority having jurisdiction over such Purchaser or any of its subsidiaries or any of their properties and no consent, approval, authorization, order, registration, clearance or qualification or notification of, with or to any such Governmental Authority is required of such Purchaser for the purchase of such Purchased Units by such Purchaser under this Agreement.

(ii) There are no legal or governmental proceedings pending to which such Purchaser is a party or of which any property of such Purchaser is the subject that, if determined adversely to such Purchaser, would individually or in the aggregate have a material adverse effect on such Purchaser’s ability to perform its obligations under this Agreement, and, to the best of such Purchaser’s knowledge, no such proceedings are threatened or contemplated by any such Governmental Authority or threatened by others.

(iii) Except as may have been previously disclosed to Seller, no fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement. Such Purchaser agrees that it will indemnify and hold harmless the Seller from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

(iv) There are no other agreements by, among or between such Purchaser and any of its affiliates, on the one hand, and the Seller or any of its affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

(b) In the event that the Registration Condition is not applicable, each Purchaser severally represents and warrants in respect of itself to the Seller that:

(i) Such Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Act.

(ii) Such Purchaser is acquiring the Purchased Units for its own account, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act or any other applicable domestic or foreign securities law, and such Purchaser has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, resale, subdivision, or fractionalization of such Purchased Units.

(iii) Such Purchaser has carefully reviewed the documents filed by the Seller with the Commission under the Exchange Act within the 18 months prior to the date of this Agreement, including Seller’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and other filings (the “Partnership Information”) and acknowledges that the Seller has provided to such Purchaser or its representatives all agreements, documents, records and books that such Purchaser or its representatives have requested relating to an investment in the Seller. Such Purchaser has had a full opportunity to ask questions of and receive answers from the Seller or its representatives concerning the Seller and the terms and conditions of this investment, and all questions asked by such Purchaser have been adequately answered to the full satisfaction of such Purchaser.

(iv) Such Purchaser is able to bear the economic risk of losing its entire investment in the Seller. Such Purchaser has knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment.

(v) Such Purchaser acknowledges and agrees that, based in part upon its representations contained herein and in reliance upon applicable exemptions, the purchase and sale of the Purchased Units has not been registered under the Act or the securities laws of any other domestic or foreign jurisdiction. Accordingly, the Purchased Units may not be offered for sale, sold, or otherwise transferred in whole or in part except in accordance with the terms of the Partnership Agreement and in compliance with all applicable laws, including securities laws, except that the Purchased Units may be pledged in a bona fide transaction. Such Purchaser acknowledges that it has been advised that the Seller has no obligation to register the Purchased Units under the Act or any other securities laws or to comply with any exemption under the Act or any other securities law which would permit such Purchaser to sell such Purchaser’s Purchased Units except as set forth in Section 15 hereof.

7. Information. If the Registration Condition is applicable, each Purchaser shall supply such information with respect to itself, its directors, officers and shareholders as the Seller may reasonably request for the purpose of preparation of the Prospectus. The Seller shall supply to a Purchaser such information with respect to itself, its directors, officers and unitholders and such other matters as such Purchaser may reasonably request for the purpose of preparation of any notice, form or other documents required to be filed with any Governmental Authority.

8. Confidentiality. The parties acknowledge and agree that the Confidentiality Agreements between the Seller and each of the Purchasers relating to the transactions that are the subject of this Agreement remain in full force and effect for two (2) months following the date of this Agreement.

9. Further Assurances. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

10. Costs and Expenses. Each party to this Agreement shall be responsible for such party’s own expenses in connection with this Agreement, except that the Seller agrees to reimburse the Purchasers for the reasonable fees and expenses of counsel for the Purchasers in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby up to a maximum amount of $30,000, with such amount to be allocated among the Purchasers’ respective counsel as determined by the Purchasers.

11. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and shall be delivered or sent by mail or facsimile transmission to the address or facsimile number set forth below:

(a)	to the Seller, at:

Energy Transfer Partners, L.P.

8801 S. Yale, Suite 310

Facsimile: 918/493-7290

Attention: Robert A. Burk

with a copy to:

Tom Mason

Vinson & Elkins

1001 Fannin Street

2300 First City Tower

Houston, TX 77002

Facsimile: 713/615-5320

(b)	to a Purchaser, at the address or facsimile number set forth below such Purchaser’s signature on the applicable signature page at the end of this Agreement,

Scott Jardine, Secretary

Energy Income and Growth Fund

1001 Warrenville Road, Suite 300

Lisle, IL 60532

Facsimile: 630/241-8610

with a copy to:

Jim Cunnane

Fiduciary Asset Management

8112 Maryland, Suite 400

St. Louis, MO 63105

Facsimile: 314/863-4360

Michael T. Wolf

Jenner & Block LLP

One IBM Plaza

Chicago, Illinois 60611

Facsimile: 312-840-7306

or to such other address or facsimile number as is notified in writing by that party to the other parties.

12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

13. Entire Agreement. This Agreement shall constitute the binding agreement of the parties with respect to the subject matter hereof and, except as provided in Section 8, shall constitute the entire agreement of the parties with respect to the subject matter hereof.

14. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

15. Registration of Purchased Units; Compliance with the Act. The provisions set forth in this Section 15 shall only apply to the extent the Seller delivers Unregistered Units pursuant to this Agreement.

(a) Registration Procedures and Expenses. The Seller shall:

(i) use commercially reasonable best efforts to prepare and file with the Commission on Form S-3, within 90 days after the Closing Date, a registration statement (the “Shelf Registration Statement”) to enable the resale of the Registrable Units by such Purchaser. “Registrable Units” means each Unregistered Unit, and any Units issued or issuable with respect to the Unregistered Units by way of a Unit distribution or Unit split or in connection with a combination of Units, recapitalization, merger, consolidation or other reorganization, until the earlier of: (A) the date on which such Unit has been resold or otherwise transferred pursuant to the Shelf Registration Statement; (B) the date on which such Unit is transferred in compliance with Rule 144 under the Act or may be sold or transferred by a person who is not an affiliate of the Seller pursuant to Rule 144 under the Securities Act (or any other similar provisions then in force) without any volume or manner of sale restrictions thereunder; and (C) the date on which such Unit ceases to be outstanding (whether as a result of redemption, repurchase and cancellation or otherwise);

(ii) use commercially reasonable best efforts to cause the Shelf Registration Statement to become effective within 120 days of the Closing Date;

(iii) use commercially reasonable best efforts to prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and any prospectus first filed with the SEC pursuant to Rule 424(b) of the Rules and Regulations, or filed as part of the Shelf Registration Statement at the time of effectiveness if no Rule 424(b) filing is required (the “Resale Prospectus”) used in connection therewith and take all such other actions as may be necessary to keep the Shelf Registration Statement current and effective for a period (the “Registration Period”) not exceeding, with respect to each Purchaser’s Registrable Units, the earliest of (A) the second anniversary of the Closing Date, (B) the date on which all Registrable Units then held by such Purchaser may be sold or transferred in compliance with Rule 144 under the Act or may be sold or transferred by a person who is not an affiliate of the Seller pursuant to Rule 144 of the Act (or any other similar provisions then in force) without any volume or manner of sale restrictions thereunder, and (C) such time as all Registrable Units held by such Purchaser have been sold pursuant to the Shelf Registration Statement;

(iv) promptly furnish to each Purchaser with respect to the Registrable Units registered under the Shelf Registration Statement such reasonable number of copies of the Shelf Registration Statement and Prospectus, including any supplements to or amendments thereof, in order to facilitate the public sale or other disposition of all or any of the Registrable Units by the Investor;

(v) promptly take such action as may be necessary to qualify, or obtain an exemption for the Registrable Units from qualification under such of the state securities laws of United States jurisdictions as specified in writing by each Purchaser; provided, however, that the Seller shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(vi) bear all expenses in connection with the registration procedures of this Section 15(a) and the registration of the Registrable Units pursuant to the Shelf Registration Statement, regardless of whether a Shelf Registration Statement becomes effective, including without limitation: (A) all registration and filing fees and expenses (including filings made with the NYSE or any other applicable stock exchange); (B) fees and expenses of compliance with federal securities and state “blue sky” or securities laws; (C) expenses of printing (including printing certificates for the Registrable Units and Resale Prospectuses); (D) all application and filing fees in connection with listing of the Registrable Units on the NYSE; and (E) all fees and disbursements of counsel of the Seller and independent certified public accountants of the Seller; provided, however, that each Purchaser shall be responsible for paying the underwriting commissions or brokerage fees, and taxes of any kind (including, without limitation, transfer taxes) applicable to any disposition, sale or transfer of such Purchaser’s Registrable Units. The Seller shall, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties); and

(vii) advise the Purchasers, within two Business Days by e-mail, fax or other type of communication, and, if requested by such person, confirm such advice in writing: (A) after it shall receive notice or obtain knowledge of the issuance of any stop order by the Commission delaying or suspending the effectiveness of the Shelf Registration Statement or of the initiation or threat of any proceeding for that purpose, or any other order issued by any state securities commission or other regulatory authority suspending the qualification or exemption from qualification of such Registrable Units under state securities or “blue sky” laws; and it will promptly use its commercially reasonable best efforts to prevent the issuance of any stop order or other order or to obtain its withdrawal at the earliest possible moment if such stop order or other order should be issued; and (B) when the Resale Prospectus or any supplements to or amendments of the Resale Prospectus have been filed, and, with respect to the Shelf Registration Statement or any post-effective amendment thereto, when the same has become effective.

(b) Delay in Effectiveness of Shelf Registration Statement. The Seller further agrees that, unless the failure to become effective is due to the fault of a Purchaser, who in such instance may be exluced from the Shelf Registration Statement and shall not be entitled to receive the liquidated damages set forth below in the event the Shelf Registration Statement has not been declared effective by the Commission within 120 days after the Closing Date, the Seller shall pay to each Investor liquidated damages in the amount of 1.0% of the total purchase price of the Purchased Units purchased by such Purchaser pursuant to this Agreement and an additional liquidated damages payment of 1.0% of the total purchase price of the Purchased Units purchased by such Purchaser pursuant to this Agreement for each 30-day period thereafter until the Shelf Registration Statement has been declared effective. The Seller shall deliver the cash payments described in the preceding sentence to each Purchaser by the fifth business day after the occurrence of the event described in the preceding sentence. Notwithstanding anything to the contrary in this Agreement, payment of cash as provided in this Section 15(b) shall be each Purchaser’s sole and exclusive remedy in the event of the occurrence of an event described herein.

(c) Transfer of Shares; Suspension.

(i) Each Purchaser agrees that it will not effect any sale or other disposition of the Registrable Units that would constitute a sale within the meaning of the Act, except as contemplated in the Shelf Registration Statement referred to in Section 15(a) or otherwise in accordance with an applicable exemption from registration under the Act, and that it will promptly notify the Seller of any changes in the information set forth in such Shelf Registration Statement regarding such Purchaser or its plan of distribution.

(ii) Except in the event that paragraph (iii) below applies, the Seller shall, at all times during the Registration Period, promptly (A) prepare and file from time to time with the Commission a post-effective amendment to the Shelf Registration Statement or a supplement to the related Resale Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that the Shelf Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Registrable Units being sold thereunder, such Resale Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (B) provide each Purchaser with copies of any documents filed pursuant to clause (A) hereof; and (C) inform each Purchaser that the Seller has complied with its obligations in clause (A) hereof (or that, if the Seller has filed a post-effective amendment to the Shelf Registration Statement which has not yet been declared effective, the Seller will notify each Purchaser to that effect, will use its commercially reasonable efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify each Purchaser pursuant to clause (C) hereof when the amendment has become effective).

(iii) Subject to paragraph (iv) below, in the event of (A) any request by the Commission or any other federal or state governmental authority during the period of effectiveness of the Shelf Registration Statement for amendments or supplements to the Shelf Registration Statement or related Resale Prospectus or for additional information; (B) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose; (C) the receipt by the Seller of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Units for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (D) any event or circumstance which necessitates the making of any changes in the Shelf Registration Statement or the Resale Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Shelf Registration Statement, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Resale Prospectus, it will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Seller shall deliver a notice in writing to each Purchaser (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, such Purchaser will refrain from selling any Registrable Units pursuant to the Shelf Registration Statement (a “Suspension”) until such Purchaser’s receipt of copies of a supplemented or amended Resale Prospectus prepared and filed by the Seller, or until it is advised in writing by the Seller that the current Resale Prospectus may be used. In the event of any Suspension, the Seller will use its commercially reasonable efforts, consistent with the best interests of the Seller and its shareholders, to cause the use of the Resale Prospectus so suspended to be resumed as soon as reasonably practicable after the delivery of a Suspension Notice to such Purchaser.

(iv) Notwithstanding the foregoing paragraphs of this Section 15(c), each Purchaser shall not be prohibited from selling Registrable Units under the Shelf Registration Statement as a result of Suspensions on more than two occasions of not more than 45 days each in any twelve-month period.

(d) Indemnification. For the purpose of this Section 15(d), the term “Registration Statement” shall include any preliminary or final prospectus, exhibit, supplement or amendment included in or relating to the Shelf Registration Statement referred to in Section 15(a) and the term “Rules and Regulations” means the rules and regulations promulgated under the Act.

(i) Indemnification by the Seller. The Seller agrees to indemnify and hold harmless each Purchaser and each person, if any, who controls such Purchaser within the meaning of the Act, against any losses, claims, damages, liabilities or expenses to which such Purchaser or such controlling person may become subject, under the Act, the Exchange Act, or any other federal or state statutory law or regulation insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, including the Resale Prospectus, financial statements and schedules, and all other documents filed as a part thereof, as amended at the time of effectiveness of the Shelf Registration Statement, including any information deemed to be a part thereof as of the time of effectiveness pursuant to paragraph (b) of Rule 430A, or pursuant to Rule 434 of the Rules and Regulations, or the Resale Prospectus, or any amendment or supplement thereto, or the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them, in light of the circumstances under which they were made, not misleading, and will reimburse such Purchaser and each such controlling person for any legal and other expenses as such expenses are reasonably incurred by such Purchaser or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Seller will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Shelf Registration Statement, the Resale Prospectus or any amendment or supplement of the Shelf Registration Statement or the Resale Prospectus in reliance upon and in conformity with written information furnished to the Seller by or on behalf of such Purchaser expressly for use in the Shelf Registration Statement or the Resale Prospectus.

(ii) Indemnification by the Purchasers. Each Purchaser, severally and not jointly, will indemnify and hold harmless the Seller, each of its directors, each of its officers who sign the Shelf Registration Statement and each person, if any, who controls the Seller within the meaning of the Act, against any losses, claims, damages, liabilities or expenses to which the Seller, each of its directors, each of its officers who sign the Shelf Registration Statement or controlling person may become subject, under the Act, the Exchange Act, or any other federal or state statutory law or regulation insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Shelf Registration Statement, the Resale Prospectus, or any amendment or supplement to the Shelf Registration Statement or the Resale Prospectus, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Shelf Registration Statement, the Resale Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Seller by or on behalf of such Purchaser expressly for use therein; provided, however, that such Purchaser shall not be liable for any such untrue or alleged untrue statement or omission or alleged omission of which such Purchaser has delivered to the Seller in writing a correction at least five Business Days before the occurrence of the transaction from which such loss was incurred, and such Purchaser will reimburse the Seller, each of its directors, each of its officers who signed the Shelf Registration Statement or controlling person for any legal and other expense reasonably incurred by the Seller, each of its directors, each of its officers who signed the Shelf Registration Statement or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action for which such person is entitled to be indemnified in accordance with this Section 15(d). Notwithstanding anything to the contrary contained herein, each Purchaser shall be liable under this Section 15(d) for only that amount as does not exceed the net proceeds to such Purchaser as a result of the sale of Registrable Units pursuant to the Shelf Registration Statement.

(iii) Indemnification Procedure.

(A) Promptly after receipt by an indemnified party under this Section 15(d) of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 15(d), promptly notify the indemnifying party in writing of the claim; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise under the indemnity agreement contained in this Section 15(d) or to the extent it is not prejudiced as a result of such failure.

(B) In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action, the indemnifying party will not be liable to such indemnified party hereunder for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (x) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel and any local counsel that may be required, approved by such indemnifying party representing all of the indemnified parties who are parties to such action), or (y) the indemnifying party shall not have appointed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party. Notwithstanding the provisions of this Section 15(d), each Purchaser shall not be liable for any indemnification obligation under this Agreement in excess of the amount of net proceeds received by such Purchaser from the sale of the Registrable Units.

(iv) Contribution. If a claim for indemnification under this Section 15(d) is unavailable to an indemnified party (by reason of public policy or otherwise), then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to in this Agreement, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions that resulted in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any losses, claims, damages, liabilities or expenses shall be deemed to include, subject to the limitations set forth in this Section 15(d), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 15(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 15(d), no Purchaser shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds from the sale of Registrable Units by such Purchaser exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No party to this Agreement guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any other party to this Agreement who was not guilty of such fraudulent misrepresentation.

(e) Rule 144. For a period of two years following the Closing Date, the Seller agrees with each holder of Registrable Units to comply with the requirements of Rule 144(c)

under the Act with respect to current public information about the Seller and file with the Commission in a timely manner all reports and other documents required of the Seller under the Act and the Exchange Act (at any time it is subject to such reporting requirements).

(f) Grant of Subsequent Registration Rights; Limitation on Filing Other Registration Statements. The Seller shall not, without the prior written consent of the holders of a majority of the Registrable Units, (i) enter into any agreement with any holder or prospective holder of any equity securities of the Seller giving such holder or prospective holder the right to include any equity securities of the Seller held by such holder under the Shelf Registration Statement required under Section 15(a) and (ii) file any other registration statement under the Act with respect to any equity securities of the Seller until the Shelf Registration Statement required under Section 15(a) is declared effective by the Commission.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.

ENERGY TRANSFER PARTNERS, L.P.

By:	U.S. Propane, L.P., General Partner

By:	U.S. Propane, L.L.C., General Partner

By:
Name:	H. Michael Krimbill
Title:	President and Chief Financial Officer

PURCHASER: Energy Income and Growth Fund

Purchased Units: 185,185

Purchase Price: US$9,999,990.00

By:
Name:
Title:

Notice information required by Section 12:

Scott Jardine, Secretary

Energy Income and Growth Fund

1001 Warrenville Road, Suite 300

Lisle, IL 60532

Facsimile: 630/241-8610

with a copy to:

Jim Cunnane

Fiduciary Asset Management

8112 Maryland, Suite 400

St. Louis, MO 63105

Facsimile: 314/863-4360

Phone: 314-726-4602

jcunnane@fiduciaryasset.com